U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING
                            SEC File Number 000-25909
                                   Form 10-KSB
                           For Period Ending: 12/31/04


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                         PART I: REGISTRANT INFORMATION
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Full Name of Registrant:                Australian Forest Industries ("AUFI")
Address of Principal Executive Office:  4/95 Salmon Street, Port Melbourne,
                                        Victoria, Australia 3207
                                        Phone - 011-61-3-8645-4340


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                        PART II: RULES 12B-25(B) AND (C)
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It is anticipated that the subject Annual Report on Form 10-KSB will be filed within the next several days.


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                               PART III: NARRATIVE
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The Registrant has not completed its Annual Report on Form 10-KSB for the period ended December 31, 2004, due to administrative delays.


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                           PART IV: OTHER INFORMATION
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(1) Name and telephone number of person(s) to contact in regard to this
notification    Colin Baird, Chief Financial Officer 011-61-3-8645-4340

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                              [X] YES [ ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Organetix, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: March 31, 2005                   AUSTRALIAN FOREST INDUSTRIES

                                        By: /s/ Colin Baird
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                                                Colin Baird,
                                               Chief Financial Officer